                                                                   EXHIBIT 99.3



                           SANTA FE ENERGY RESOURCES

                            SAVINGS INVESTMENT PLAN

                               (FOURTH AMENDMENT)

        WHEREAS, there is reserved to the Employee Benefits Committee of the Company as the Plan Administrator of the Santa Fe Energy Resources Savings Investment Plan (the "Plan") in Section 11.1 of the Plan the right to amend the Plan, subject to certain restrictions set forth therein; and

        WHEREAS, the Employee Benefits Committee deems it advisable to amend the Plan in the manner hereafter set forth;

        NOW, THEREFORE, this Fourth Amendment to the Plan is hereby adopted effective as of March 1, 1992:

        1.     Section 2.13 of the Plan is amended to read as follows:

                     "'Eligible Class' shall mean an Employee of a Participating Company assigned to a permanent position other than (1) a nonresident alien, (2) a 'leased employee' within the meaning of Section 414(n) of the Code, (3) an Employee who is included in a bargaining unit that has a collective bargaining agreement with the Participating Company, unless the agreement provides for participating in the Plan by an Employee employees in such unit, or (4) an hourly paid Employee or an Employee in a class or group designated by the Employer as not being eligible to participate. If the merger of Adobe Resources Corporation into the Company is consummated and the Adobe 401(k) plan is terminated prior to such merger, the employees of Adobe and its subsidiaries who were eligible to participate in the Adobe 401(k) plan at the time of its termination shall not be 'Employees in the Eligible Class' for purposes of this Plan until the first Entry Date that is more than 12 months after the final distribution of all assets from the terminated Adobe 401(k) Plan."

        2. Section 2.23 of the Plan is amended by adding a sentence thereto to read as follows:

                     "'Participant' shall also include an Employee who makes a rollover contribution to the Plan pursuant to Section 4.9."

        3.     Section IV of the Plan is amended by adding thereto a new
Section 4.9 to read as follows:

                     "4.9. An Employee who is in the Eligible Class but elects not to make contributions to the Plan pursuant to Section
                     4.1 shall be eligible to make a rollover contribution to the Plan in cash or by check acceptable to the Plan, provided such contribution satisfies the requirements of
                     Section 402(a) of the Code as being a 'qualified rollover,' and the Employee satisfies such other administrative requirements concerning such rollover contributions as may be required, including designating the investment fund(s) for such contribution. Rollover contributions are not subject to a Company matching contribution."

        4.     Section 5.1 of the Plan is amended to read as follows:

                     "For the purpose of investing contributions under this Plan, the Company shall establish one or more trusts or enter into one or more group annuity contracts with one or more insurers, or may establish a combination of one or more trusts or insurance contracts. The Plan Administrator shall have the responsibility for selecting the investment funds offered hereunder and may, from time-to-time, select substitute funds, establish additional funds, or delete funds for the purpose of investing amounts derived from contributions hereunder. Until changed as provided above, contributions to the Plan shall be invested in Funds 1 through 5, in accordance with
                     Section 5.2, as provided below:

                     Fund 1 or 'Fixed Interest Fund' is a fund derived from contributions which shall be invested by the Trustee on a fixed income basis, which may include guaranteed interest contracts issued by one or more insurance companies or banks, a mutual fund and/or a bank or trust company collective trust fund that invests primarily in similar assets and/or in money market types of investments. Such investment shall generally provide for a guarantee of the principal amount of the Fund and a guaranteed fixed interest rate, which rate may be subject to modification from time-to-time.

                     Fund 2 or 'S&P Index Fund' is a fund derived from contributions which shall be invested by the Trustee in an equity account consisting of investments that attempt to mirror the performance of the Standard & Poors' Composite Stock Index ('S&P 500').

                     Fund 3 or 'Company Stock Fund' is a fund derived from contributions which shall be invested by the Trustee in the common stock of the Company ('Company Stock'). Common Stock may be purchased by the Trustee and/or the Company or any Participating Company may make a contribution of

                     Common Stock in kind with respect to all or a portion of the contribution which is to be invested in Fund 3. Dividends and other distributions or amounts received in respect of Company Stock held by the Trustee in Fund 3 shall be reinvested in such stock, and each such Participant's account shall be credited with a proportionate number of such 'new' shares determined on the basis of the number of such 'old' shares in each Participant's account on the prior Valuation Date.

                     Fund 8 or 'Equity Growth Fund' is a fund derived from contributions which shall be invested by the Trustee primarily in common stocks, with this fund's objective being long-term capital appreciation.

                     Fund 4 or 'Balanced Fund' is a fund derived from contributions which shall be invested by the Trustee in a diversified and balanced mix of bonds and common stocks, with this fund's objective being the preservation of principal, achievement of a reasonable income, and capital appreciation without significant risk.

                     Notwithstanding the foregoing, the Trustee may invest such portion of a fund in cash or short term cash equivalents for liquidity purposes under the Plan.

                     The Plan Administrator shall obtain descriptions of the investment choices available for the purpose of informing Participants with respect thereto. To the extent the Plan gives a Participant investment discretion with respect to this Accounts, the selection of investment choices is the sole responsibility of each Participant, and no Employee or representative of the Company or any Participating Company is authorized to make any recommendation to any Participant with respect to his investment choices. If elected by the Participants, 100% of the Plan's assets may be invested in Company Stock.

                     In addition to the above, the Plan Administrator shall cause to be maintained the following separate funds with respect to those Participants whose Transferred SFP Plan Accounts included SFP Stock or Realty Stock:

                     Fund 5 or 'SFP Stock Fund,' which shall consist of the shares of common stock of Santa Fe Pacific Corporation ('SFP Stock') allocated to such Participant's transferred accounts. No additional shares of SFP Stock shall be purchased under the SFP Stock Fund after the transfer date and all distributions with respect to the SFP Stock therein, other than SFP Stock, shall be automatically reinvested in the Company Stock Fund.

                     Fund 6 or 'Realty Fund,' which shall consist of the shares of common stock of Catellus Development Corporation ('Realty Stock') allocated to such Participant's transferred accounts as of the transfer date. No additional Realty Stock shall be purchased under the Realty Fund after the transfer date and all distributions with respect to the Realty Stock, other than Realty Stock, shall be automatically reinvested in the Company Stock Fund.


                     The continuation of the SFP Stock Fund and Realty Fund under the Plan shall be at the discretion of the Plan Administrator, who may, upon giving reasonable notice to the effected Participants, eliminate either or both of such Funds. If the event the Funds are eliminated and the Participant has not made a reinvestment election with respect to the proceeds of such Funds upon their elimination, such liquidation proceeds shall be automatically reinvested in Fund 1."

        5.     Section 5.2 of the Plan is amended to read as follows:

                     "5.2   Prior to the date the Employee becomes a
                     Participant hereunder, he must make an investment election which will apply to the investment of all his Deferred Contributions. If a Participant wishes to utilize more than one Fund, he shall notify the Company in writing as to the percentage of the contributions to be invested in each Fund. Such percentage must be either 25% or an exact multiple of 25%, e.g., 25%, 50% or 100%.

                     All Employer Contributions and Employer Bonus Contributions made by a Participating Company on behalf of a Participant shall be automatically invested 100% in Fund 3, the Company Stock Fund."

        6.     Section 5.3 is amended to read as follows:

                     "5.3   A Participant may change his investment election
                     with respect to his future Deferred Contributions to be made under the Plan as of any future Entry Date. Such change shall be limited to the investment choices described in Section 5.2, other than the transferred SFP Stock Fund and Realty Fund. The Participant's election to change his investment election must be made in writing to the Company and, if the Participant wishes to utilize more than one Fund, he must specify the percentage of the Accounts to be invested in each Fund with such percentage being either 25% or an exact multiple of 25%, e.g., 25%, 50% or 100%. Elections shall be processed by the Company as soon as reasonably practicable after its receipt, but will always be effective on an Entry Date."

        7.     Section 5.5 is amended to read as follows:

                     "5.5   The value of a Participant's Accounts which are
                     held in Fund 2, 4, or 8 maintained hereunder shall be determined as of each Valuation Date by:

                     (a) First, allocating the Net Gains or Losses of such Fund since the preceding Valuation Date to each Participant's Accounts within such Fund in the same proportion as such Accounts for each Participant bore to the sum of all such Accounts for all Participants as of the preceding Valuation Date,

                     (b) Second, crediting the monthly Participant's Deferred Contributions and Company Contributions designated for investment in such Fund and any transfers from the other investment funds to the respective Participant's Accounts within such Fund since the preceding Valuation Date, and

                     (c) Last, deducting transfers to the other investment funds from the Participant's Accounts maintained within such Fund and any withdrawals and distributions (including loans) from his respective Accounts maintained within such Fund since the preceding Valuation Date."

        8.     Section 5.6(b) of the Plan is amended to read as follows:

                     "(b)   'Net Gains or Losses' shall mean, with respect to
                     Fund 2, 4 or 8, the fair market value of the assets as of the most recent date preceding or coinciding with the current Valuation Date hereunder, over such which was utilized for the prior Valuation Date, less the sum of any deposits plus the sum of any withdrawals, loans, distributions or other deductions, if any, made to pay any expenses incurred with respect to the operations of such Fund."

        9.     Section 5.10 is amended to read as follows:

                     "5.10   A Participant may elect to transfer all or a
                     portion of the value of his Accounts from one Fund to another (other than to the SFP Stock Fund or Realty Fund); provided, however, that separate elections to transfer separate Participant Accounts within a Fund may not be made. The Participant's election to transfer must be made in writing to the Company and must specify the percentage of his Accounts to be transferred from the Fund in multiples of 25% and must further specify the percentage of such transferred amount that is to be reinvested in one or more other Funds as designated by the Participant also in multiples of 25%. Any such change shall be made operative as of the first Valuation Date which is at least seven working days after the date such election is received by the Company."

        All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

        Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.

        This amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, this Fourth Amendment has been executed on this ____________, 1992, effective for all purposes as provided above.

                                                 PLAN ADMINISTRATOR,
                                                 SANTA FE ENERGY RESOURCES
                                                 SAVINGS INVESTMENT PLAN



                                                 By:___________________________
                                                    Chairman